EXHIBIT 99.1

SYNERGX SYSTEMS INC. ANNOUNCES THIRD QUARTER AND NINE MONTH RESULTS

SYOSSET, New York – August 13, 2008

Synergx Systems Inc. (NASDAQ SMALL CAP-SYNX) reported the following results for its third quarter and nine-month period ended June 30, 2008 and 2007:

	THREE MONTHS		NINE MONTHS
	2008	2007	2008	2007
Revenues	$4,539,000	$4,174,000	$14,909,000	$11,893,000
(Loss) From Operations	(690,000)	(91,000)	(1,014,000)	(343,000)
Interest (Expense)	(12,000)	(36,000)	(95,000)	(101,000)
Gain on Equity Investment				83,000
(Loss) From Operations	(703,000)	(128,000)	(1,109,000)	(361,000)
Net (Loss)	(754,000)	(77,000)	(1,213,000)	(300,000)
(Loss) per Share, Basic and Diluted	$(.14)	$(.01)	$(.23)	$(.06)
Weighted Average Common and Potential Dilutive Common Shares Outstanding	5,210,950	5,210,950	5,210,950	5,210,950

The increase in revenues during the three month period ending June 30, 2008 was primarily due to an increase in sales of fire alarm product, subcontract, and service. The increase in revenues during the nine month period was primarily due to higher shipments with respect to transit projects.

The loss from operations in the 2008 periods was impacted by the following:

Gross profit decreased notwithstanding increased revenues due to a shift in       product mix.

Selling, general and administrative costs were increased by a $355,000 charge   for separation costs related to the resignation of the Chief Executive Officer (CEO) during the three months ended June 30, 2008 and a charge of $547,000 for the resignation of both the CEO and the President of the Company's principal operating subsidiary during the nine months ended June 30, 2008.

The net loss from operations, for the three and nine months periods ended June 30, 2008,  includes a $50,000 and $100,000 deferred income tax expense, for the respective periods ($.01 and $.02 per share), from a valuation allowance for future utilization of the Company’s deferred tax asset. Also, no current income tax benefit was recorded for the 2008 operating loss and therefore the valuation allowance at June 30, 2008 was increased by an additional $440,000 (amounting to $.08 per share). In contrast, the net loss from operations for the three and nine month periods ended June 30, 2007 included a $80,000 valuation allowance (amounting to $.02  per share in each period ended June 31, 2007) regarding the future tax benefit to be realized from losses of Secure 724 LP.

For the nine month period of 2007, the Company recorded a gain of $83,000 on the sale of its investment in Secure 724 LP.

The Company's order position, excluding service, at June 30, 2008 was $12,800,000 compared to $11,100,000 at September 30, 2007.   Management believes that shipments and product mix will be more favorable in the fourth quarter of fiscal 2008 although there can be no assurance that the Company will secure the necessary releases to ship and/or that the favorable product mix will materialize.

Management noted that its results include product development costs which have been increased to a level of $99,000 and $267,000 for the three and nine months ended June 30, 2008, respectively. In connection with its development program the Company secured regulatory approval for component and feature modernization of its proprietary life safety systems allowing the commencement of a sales and marketing program in New York City. The sales and profit benefit from this effort are expected to commence in fiscal 2009.

The Company was required and did secure a waiver of the net worth covenant in its Credit Facility as at June 30, 2008. There can be no assurance that future waivers will be secured if required.

Mr. Paul Mendez was quoted as saying: “As the new President and CEO of Synergx during the past 8 weeks I have been engaged in the discovery of the challenges that face the Company. As is obvious from the historical financial results, there exist numerous problems, both at the company level and in the markets in which Synergx operates.  Our goal at this time is to address the company problems and evaluate its components. The challenge is to try to raise prices, maintain revenue levels and lower overhead.  In the current economic climate this will be difficult.”

Synergx is engaged in the design, manufacture, marketing and service of a variety of data communication products and systems with applications in the fire alarm, life safety, security and communication industries. For further information about Synergx please go to our website at WWW.SYNERGXSYSTEMS.COM

“Safe Harbor” statement under the Private Securities Reform Act of 1995: This release contains forward-looking statements, which reflect management’s current views of future events and operations.  These forward-looking statements are based on assumptions and external factors, including assumptions relating to product pricing, competitive market conditions, financial data, and other risks or uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission.  These forward-looking statements represent the Company’s judgment as of the date of this release and any changes in the assumptions of external factors could produce significantly different results.

Corporate Contact: John Poserina – Chief Financial Officer (516) 433-4700